EXHIBIT 99.1

Alta Mesa Announces Fourth Quarter & Full Year 2013 Financial Results and Operational Update

HOUSTON, March 27, 2014 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the fourth quarter and full year of 2013 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 p.m. Central time (877-300-8521).

Financial and operational highlights of note for 2013 include the following:

  Adjusted EBITDAX totaled $236.4 million, up 23% from 2012
  Full year production totaled 6.1 MMBOE, or 16.6 MBOE/d
  Oil and liquids production totaled 3.3 MMBO, up 32% from 2012
  Oil and liquids increased to 54% of total production in Q4-2013, up from 41% in Q4-2012
  Proved reserves PV10 value increased to $1.4 billion at year-end 2013, up 54% from $914 million at year-end 2012

Adjusted EBITDAX

Adjusted EBITDAX (a non-GAAP financial measure, defined below) for the fourth quarter of 2013 was $60.9 million, up 30% compared to $46.8 million for the fourth quarter of 2012. Adjusted EBITDAX for full-year 2013 was $236.4 million, up 23% compared to $192.6 million for full-year 2012. The increase in adjusted EBITDAX between the two annual periods is in large part a result of the shift in production mix to crude oil and natural gas liquids, offset in part by increased operating and general and administrative costs. Adjusted EBITDAX for the first quarter of 2014 is estimated to be between $58 and $62 million, before one-time transaction fees of approximately $16 million related to recent recapitalization transactions. These one-time costs, related to the recapitalization transactions, have been excluded from the projected first quarter 2014 Adjusted EBITDAX guidance so that it can be compared to the same measure for prior periods.

Production

Production volumes for the fourth quarter of 2013 totaled 1.6 million barrels of oil equivalent ("MMBOE"), or an average of 17.8 thousand barrels of oil equivalent per day ("MBOE/d"), compared to 1.4 MMBOE or 15.7 MBOE/d for the fourth quarter of 2012. Production volumes for full-year 2013 totaled 6.1 MMBOE, or an average of 16.6 MBOE/d, compared to 6.1 MMBOE or 16.6 MBOE/d for full-year 2012. Alta Mesa's oil and natural gas liquids production was up 32% in 2013 compared to full year 2012 production. This accounted for $71 million in additional revenue for the year. Production for the first quarter of 2014 is expected to be between 16.5 and 18.5 MBOE/d.

Realized Revenue & Hedging

Oil and gas revenues for the fourth quarter of 2013 totaled $101.2 million, compared to $83.1 million for the fourth quarter of 2012. Oil and gas revenues for full-year 2013 totaled $392.6 million, up 18% compared to $332.2 million for full-year 2012. Realized prices for oil (including hedging gains and losses) for full year 2013 were $100.67 per barrel, compared to $103.18 per barrel in 2012. Realized prices for natural gas (including hedging gains and losses) for full year 2013 were $5.14 per MCF, compared to $4.49 per MCF in 2012. The increase in oil revenue in 2013 compared to 2012 is due primarily to increased oil production in Sooner Trend (up 65%), Weeks Island (up 42%) and the Eagle Ford Shale (up 54%). The decrease in natural gas revenue is due to lower production, primarily dry gas from Hilltop field which dropped from 23.1 MMCFD in fourth quarter 2012 to 13.1 MMCFD in fourth quarter 2013. The lower dry gas production from Hilltop also reflected a divestiture of a portion of this field. These changes reflect the Company's shift in capital expenditures in 2013 to invest in oil and liquids-rich assets. To protect the Company's future revenue streams and maximize current year cash flow, Alta Mesa hedges natural gas and crude oil several years into the future. As of today, the Company has hedged approximately 77% of its forecasted Proved Developed Producing production through 2018 at average annual floor prices ranging from $4.38 per MCF to $5.50 per MCF, and $80 per barrel to $93.81 per barrel.

Lease Operating Expenses

Total lease operating expenses for the fourth quarter of 2013, inclusive of production taxes, ad valorem taxes and workover expenses, were $25.5 million, compared to $26.8 million for the fourth quarter of 2012. Total lease operating expenses for full-year 2013, inclusive of production taxes, ad valorem taxes and workover expenses, were $110.5 million compared to $105.3 million for full-year 2012. The increase in lease operating expenses between the two annual periods is due in part to increases in chemical costs, fuel usage, and field services offset in part by the decrease in marketing and gathering fees related to lower natural gas production. Additionally, production taxes moved up in part due to higher oil production.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2013 were $14.9 million compared to $10.0 million for the fourth quarter of 2012. General and administrative expenses for full-year 2013 were $47.0 million compared to $40.2 million for full-year 2012. The increase in general and administrative expenses between the annual periods was primarily the result of increased salary and benefits for additional personnel, partially offset in part by lower consulting expenses.

Net (Loss)

Net (loss) for the fourth quarter of 2013 was ($129.9) million, compared to a net loss of ($50.2) million for the fourth quarter of 2012. Net loss for full-year 2013 was ($153.7) million, compared to net loss of ($95.9) million for full-year 2012. The difference in net (loss) between the two annual periods is primarily due to a $46.9 million increase in non-cash impairment expense, principally in natural gas producing assets, and a $17.9 million change in unrealized losses on oil and natural gas derivative contracts.

Borrowing Base

In conjunction with the Company's recent sale of certain Eagle Ford shale assets, Alta Mesa's borrowing base has been adjusted to $285 million. Alta Mesa is in compliance with all of the financial covenants associated with the credit facility and the next scheduled redetermination of the borrowing base is May 1, 2014. The credit facility is available to provide funds for the exploration, development and/or acquisition of oil and gas properties and for working capital and other general corporate purposes. The credit facility is provided by a syndicate of nine banks agented by Wells Fargo Bank, N.A. and co-agented by Union Bank, N.A.

2014 Capital Expenditure Outlook

The Company's capital expenditure budget for 2014 is estimated to be $370 million as compared to capital expenditures of  $354 million (inclusive of acquisitions) in 2013. Approximately 70% of 2014 capital expenditures will be targeted toward the Company's core properties. This capital expenditure budget includes $110 million for the Sooner Trend area, $90 million for Weeks Island, $60 million for the Eagle Ford Shale area and $110 million for all other areas. Approximately 94% of the 2014 capital expenditure budget will target oil and liquids-rich resources.

Operational Highlights

Sooner Trend, Oklahoma:

Alta Mesa's assets in the Sooner Trend in Oklahoma are located in large mature oil fields with multiple pay zones at depths from approximately from 2,000 feet to 9,000 feet. These assets have been predominantly shallow-decline, long-lived oil fields originally drilled on 80-acre vertical well spacing and waterflooded to varying degrees. Activity in these fields includes downspacing to 40 acres or less in the principal field pay zones that had been unitized for water flooding, as well as drilling or recompleting wells for other pay zones including the Oswego Lime, Meramec section of the Mississippian Lime, Woodford Shale, Hunton Lime and other formations. In 2013, the Company added production and reserves primarily in the Meramec section of the Mississippian Lime formation by drilling new horizontal wells. The Company has allocated approximately $110 million of its 2014 capital expenditure budget for this area, including the drilling and completion of over 40 horizontal wells, 30 of which will target the Meramec section of the Mississippian Lime. The Company plans to deploy an average of three drilling rigs under its operational control in Sooner Trend during 2014. Alta Mesa will also participate in other horizontal wells as a non-operator, primarily targeting the Oswego Lime, Meramec and Hunton Lime. Alta Mesa produced approximately 570 MBOE net from the Sooner Trend area in 2013. As of December 31, 2013 Alta Mesa had 17.3 MMBOE of proved reserves in this area, 64% of which is oil with 46% being classified as Proved Developed.

Weeks Island:

The Weeks Island Field, located in Iberia Parish, Louisiana, is a historically-prolific oil field with 55 potential pay zones that are structurally trapped against a piercement salt dome, which the Company believes offer significant future opportunities for added production and reserves. Since mid-2011 Alta Mesa has continuously employed at least one drilling rig and one completion rig in Weeks Island to exploit its potential for development through new drilling, recompletions, and sidetracking out of existing wells. The Company increased its ownership in this field in 2013 with an acquisition of approximately 1.8 MMBOE estimated net proved reserves at December 31, 2013, from its former working interest partner. At year-end 2013, the average working interest in the 40 producing wells in Weeks Island was 96%. Alta Mesa produced approximately 1,170 MBOE net to its interest from the field in 2013. The Company has allocated approximately $90 million of its 2014 capital expenditure budget to the Weeks Island area, and plans to deploy one rig continuously, and up to two additional rigs for defined drilling programs during the year. As of December 31, 2013, Alta Mesa had 8.7 MMBOE of proved reserves in this field, 91% of which is oil with 67% being classified as Proved Developed.

South Texas Eagle Ford Shale:

Alta Mesa's Eagleville field is located in Karnes County, Texas and produces from the Eagle Ford Shale. The wells are primarily operated by Murphy Oil, which has continuously operated an average of two rigs on its acreage. Recently, the Company sold a significant portion of its Eagleville reserves (effective date of January 1, 2014), including interest in all of its 117 wells that were producing as of December 31, 2013. Alta Mesa received $173 million in cash for the properties and retained proved reserves of approximately 7.3 MMBOE, 91% of which were undeveloped as of January 1, 2014. Alta Mesa retained a declining net profits interest in the producing wells of 50% in 2014, 30% in 2015, 15% in 2016, and zero in 2017 and beyond. Also included in the sale was an undivided 30% interest in its leasehold and mineral interests in the Eagle Ford shale. The Company plans to continue to develop additional Eagleville wells at 70% of its original working interest and have allocated approximately $60 million of its 2014 capital budget to the Eagleville field.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 2:00 p.m., Central time, on Thursday, March 27, 2014. If you wish to participate in this conference call, dial 877-300-8521 (toll free in US/Canada) or 412-317-6026 (for International calls), five to ten minutes before the scheduled start time (note that no conference ID is needed). A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID # 10042860.

Alta Mesa Holdings, LP is a privately held company engaged in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner.  We seek to maintain a portfolio of lower risk properties in plays where we identify a large inventory of drilling, development, and enhanced recovery and exploitation opportunities in known resources. We maximize the profitability of our assets by focusing on advanced engineering analytics, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves; financial strategy, liquidity and capital required for our development program;  future oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, we disclaim duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this report.

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Year Ended
	December 31,
	2013	2012	2011
	(dollars in thousands)

REVENUES
Oil	$ 291,643	$ 220,638	$ 161,726
Natural gas	85,720	95,922	144,548
Natural gas liquids	15,264	15,606	17,637
Other revenues	1,207	4,567	2,127
	393,834	336,733	326,038
Unrealized gain (loss) — oil and natural gas derivative contracts	(35,327)	(17,434)	28,169
TOTAL REVENUES	358,507	319,299	354,207
EXPENSES
Lease and plant operating expense	70,450	69,047	62,637
Production and ad valorem taxes	26,369	23,485	19,357
Workover expense	13,679	12,740	11,777
Exploration expense	33,065	21,912	15,785
Depreciation, depletion, and amortization expense	118,558	109,252	94,251
Impairment expense	143,166	96,227	18,735
Accretion expense	2,133	1,813	1,812
Loss on sale of assets	2,715	—	—
General and administrative expense	47,023	40,222	33,087
TOTAL EXPENSES	457,158	374,698	257,441
INCOME (LOSS) FROM OPERATIONS	(98,651)	(55,399)	96,766
OTHER INCOME (EXPENSE)
Interest expense	(55,188)	(41,932)	(32,722)
Interest income	124	99	78
Litigation settlement	—	1,250	—
Gain on contract settlement	—	—	1,285
TOTAL OTHER INCOME (EXPENSE)	(55,064)	(40,583)	(31,359)
INCOME (LOSS) BEFORE STATE INCOME TAXES	(153,715)	(95,982)	65,407
BENEFIT FROM (PROVISION FOR) STATE INCOME TAXES	—	107	(228)
NET INCOME (LOSS)	$ (153,715)	$ (95,875)	$ 65,179

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2013	2012
	(dollars in thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 6,537	$ 5,786
Restricted cash	—	2,305
Accounts receivable, net	43,486	40,715
Other receivables	2,552	4,415
Prepaid expenses and other current assets	3,077	4,501
Derivative financial instruments	5,572	21,360
TOTAL CURRENT ASSETS	61,224	79,082
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	691,770	639,466
Other property and equipment, net	9,100	16,031
TOTAL PROPERTY AND EQUIPMENT, NET	700,870	655,497
OTHER ASSETS
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	10,943	13,685
Derivative financial instruments	3,405	14,066
Advances to operators	6,863	9,416
Deposits and other assets	1,186	1,686
TOTAL OTHER ASSETS	31,397	47,853
TOTAL ASSETS	$ 793,491	$ 782,432
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 96,095	$ 112,684
Current portion, asset retirement obligations	3,844	64
Derivative financial instruments	4,483	91
TOTAL CURRENT LIABILITIES	104,422	112,839
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	52,179	48,529
Long-term debt	766,868	601,858
Notes payable to founder	23,331	22,123
Derivative financial instruments	4,486	—
Other long-term liabilities	2,312	3,451
TOTAL LONG-TERM LIABILITIES	849,176	675,961
TOTAL LIABILITIES	953,598	788,800
COMMITMENTS AND CONTINGENCIES (NOTE 11)
PARTNERS' CAPITAL (DEFICIT)	(160,107)	(6,368)
TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)	$ 793,491	$ 782,432

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited - dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (153,715)	$ (95,875)	$ 65,179
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	118,558	109,252	94,251
Impairment expense	143,166	96,227	18,735
Accretion expense	2,133	1,813	1,812
Amortization of loan costs	2,839	2,424	2,813
Amortization of debt discount	510	322	260
Dry hole expense	15,295	8,454	6,064
Expired leases	3,289	—	96
Unrealized (gain) loss on derivatives	35,327	16,134	(32,256)
(Gain) on contract settlement	—	—	(1,285)
Interest converted into debt	1,208	1,212	1,202
Loss on sale of assets	2,715	—	—
Deferred state tax provision	—	—	228
Changes in assets and liabilities:
Restricted cash	2,305	(2,305)	—
Accounts receivable	(2,771)	92	(2,726)
Other receivables	1,863	(1,609)	3,532
Prepaid expenses and other non-current assets	4,477	(5,558)	(4,478)
Settlement of asset retirement obligation	(1,548)	(3,562)	(1,665)
Accounts payable, accrued liabilities, and other long-term liabilities	(3,132)	20,172	(1,107)
NET CASH PROVIDED BY OPERATING ACTIVITIES	172,519	147,193	150,655
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(311,438)	(224,719)	(193,770)
Acquisitions	(51,377)	(30,346)	(72,363)
Proceeds from sale of property	26,668	—	—
NET CASH USED IN INVESTING ACTIVITIES	(336,147)	(255,065)	(266,133)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	214,500	270,000	130,500
Repayments of long-term debt	(50,000)	(155,500)	(15,000)
Additions to deferred financing costs	(97)	(3,307)	(2,063)
Capital distributions	(24)	(165)	(165)
NET CASH PROVIDED BY FINANCING ACTIVITIES	164,379	111,028	113,272
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	751	3,156	(2,206)
CASH AND CASH EQUIVALENTS, beginning of period	5,786	2,630	4,836
CASH AND CASH EQUIVALENTS, end of period	$ 6,537	$ 5,786	$ 2,630
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$ 50,731	$ 36,853	$ 32,069
Cash paid during the period for state taxes	$ 18	$ 124	$ —
Change in asset retirement obligations	$ 854	$ 1,661	$ 587
Asset retirement obligations assumed, purchased properties	$ 5,480	$ 1,476	$ 2,807
Change in accruals or liabilities for capital expenditures	$ (14,085)	$ 22,061	$ (17,478)

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Hedged - Average Realized Prices	Q4-2013	2013
Natural Gas (per Mcf)	$ 4.38	$ 5.14
Oil (per Bbl)	95.63	100.67
Natural Gas Liquids (per Bbl)	38.92	38.37
Combined realized (per BOE)	61.81	64.66

Unhedged – Average Prices	Q4-2013	2013
Natural Gas (per Mcf)	$ 3.23	$ 3.68
Oil (per Bbl)	95.40	102.18
Combined (per BOE)	58.98	61.67

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense, unrealized gain/loss on oil and natural gas derivative contracts. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated:

	Twelve Months Ended		Three Months Ended
	Dec 31,		Dec 31,
	2013	2012	2013	2012
Net Income (loss)	$ (153,715)	$ (95,875)	$ (129,860)	$ (50,240)
Adjustments to net income:
Provision (benefit) for income taxes	0	(107)	0	(107)
Interest expense	55,188	41,932	14,395	12,423
Unrealized (gain)/loss - oil & gas hedges	35,327	17,434	14,922	(2,511)
Exploration expense	33,065	21,912	10,691	8,369
Depreciation, depletion and amortization	118,558	109,252	35,011	33,091
Impairment expense	143,166	96,227	114,548	45,293
Accretion expense	2,133	1,813	781	474
Loss on sale of assets	2,715		488
Adjusted EBITDAX	$ 236,437	$ 192,588	$ 60,934	$ 46,792
CONTACT: Lance L. Weaver
         (281) 943-5597
         lweaver@altamesa.net